Exhibit 2.1

STOCK AND INTEREST PURCHASE AGREEMENT

among

COINSTAR ENTERTAINMENT SERVICES INC.,

ENTERTAINMENT VENDING MANAGEMENT, LLC,

SESAME HOLDINGS, INC.,

COINSTAR, INC.

and

NATIONAL ENTERTAINMENT NETWORK, INC.

Dated as of September 8, 2009

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		Page
ARTICLE IX - DEFINITIONS		42
9.1	Definitions	42

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EXHIBITS TO

STOCK AND INTEREST PURCHASE AGREEMENT

Exhibit 1.4(a)	Purchase Price Allocation

Exhibit 1.4(b)	Preliminary CES Allocation Schedule

Exhibit 2	Disclosure Schedules

Exhibit 5.1.12	Transition Services Agreement

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STOCK AND INTEREST PURCHASE AGREEMENT

This STOCK AND INTEREST PURCHASE AGREEMENT, dated as of September 8, 2009 (this “Agreement”), is entered into by and among COINSTAR ENTERTAINMENT SERVICES INC., a Delaware corporation (“CES”), ENTERTAINMENT VENDING MANAGEMENT, LLC, a Delaware limited liability company (“EVM”) (CES and EVM, each, a “Company” and, collectively, the “Companies”), SESAME HOLDINGS, INC., a Delaware corporation (“Sesame”), COINSTAR, INC., a Delaware corporation (“Coinstar”) and NATIONAL ENTERTAINMENT NETWORK, INC., a Delaware corporation (“Buyer”). Sesame and Coinstar are each sometimes referred to herein as a “Seller” and collectively as the “Sellers.”

RECITALS

A. The Companies and the Company Subsidiaries comprise the Entertainment Business of Coinstar.

B. Sesame owns 100% of the issued and outstanding shares of capital stock of CES (the “Shares”) and Coinstar owns 100% of the outstanding limited liability company membership interests of EVM (the “Interests”). Sesame intends to sell 100% of the Shares to Buyer, and Coinstar intends to sell 100% of the Interests to Buyer, at the price and on the terms and subject to the conditions set forth below.

C. Simultaneously with the sale of the Interests to Buyer, Coinstar intends to sell, transfer and deliver to Buyer all of Coinstar’s right, title and interest in and to that certain revolving promissory note made by CES in favor of Coinstar (the “Note”), at the price and on the terms and subject to the conditions set forth below.

D. The boards of directors of Sesame, Coinstar, CES and Buyer and the managers of EVM each have determined that it is advisable and in the best interests of their respective companies that Buyer purchase the Shares from Sesame and the Interests and the Note from Coinstar at the price and on the terms and subject to the conditions set forth below.

E. Buyer desires and intends to purchase 100% of the Shares from Sesame, and desires and intends to purchase 100% of the Interests and the Note from Coinstar, at the price and on the terms and subject to the conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Companies, Sellers and Buyer hereby agree as follows:

ARTICLE I - PURCHASE AND SALE OF SHARES, INTERESTS AND NOTE

1.1 Purchase and Sale of Shares, Interests and Note

Subject to the terms and conditions set forth in this Agreement, (a) Sesame hereby agrees to sell, transfer and deliver to Buyer as of the Closing, and Buyer agrees to purchase as of the Closing, the Shares, and (b) Coinstar hereby agrees to sell, transfer and deliver to Buyer as of the Closing, and Buyer agrees to purchase as of the Closing, the Interests and the Note.

1.2 Closing

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VI, the closing of the purchase and sale of the Shares, the Interests and the Note contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, on the date on which all conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, or on such other date and at such other time and place as the Companies, Sellers and Buyer may hereafter mutually agree upon in writing. The date on which the Closing actually takes place is herein called the “Closing Date.”

1.3 Purchase Price

(a) The purchase price payable by or on behalf of Buyer to (i) Sesame in exchange for 100% of the Shares shall consist of an amount equal to $1.00 (the “Share Purchase Price”), (ii) Coinstar in exchange for 100% of the Interests shall consist of an amount equal to $1.00 (the “Interest Purchase Price”), and (iii) Coinstar in exchange for the Note shall consist of an amount equal to $1.00 (the “Note Purchase Price”), each of which shall be payable at Closing in cash or by wire transfer of immediately available funds to an account designated by Sellers. The Share Purchase Price, the Interest Purchase Price and the Note Purchase Price shall collectively be referred to in this Agreement as the “Purchase Price.”

(b) Buyer and Sesame acknowledge that the Shares have zero value and that Buyer has agreed to pay the Share Purchase Price to Sesame pursuant to the terms and conditions of this Agreement solely to effect the transfer of the Shares from Sesame to Buyer under applicable law. Sellers and Buyer agree that any other consideration paid or otherwise considered to be transferred by Buyer pursuant to the terms and conditions of this Agreement (other than the portion of such consideration allocable to Buyer’s purchase of the Interests) is allocable to and intended to be paid or otherwise transferred by Buyer to Coinstar for the Note.

1.4 Purchase Price Allocation

(a) Buyer and Sellers’ allocation of the Purchase Price between the Shares and the Note, on the one hand, and the Interests, on the other hand, purchased by Buyer pursuant to the terms and conditions of this Agreement is attached hereto as Exhibit 1.4(a) (the “Purchase Price Allocation”).

(b) Prior to the Closing, the consideration (within the meaning of Section 1060 of the Code) paid by Buyer hereunder for the Interests shall be allocated among EVM’s assets in accordance with a preliminary schedule to be prepared and agreed upon by Buyer and Coinstar in good faith and in a manner consistent with the Purchase Price Allocation (“Preliminary EVM Allocation Schedule”). The allocation set forth in the Preliminary EVM Allocation Schedule will be made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local or foreign law, as applicable) and will be based on financial information as of July 31, 2009. During the sixty (60) day period following the Closing Date, Buyer and Coinstar agree to cooperate fully with each other in updating the Preliminary CES Allocation Schedule attached hereto as Exhibit 1.4(b) and the Preliminary EVM Allocation Schedule then in effect to reflect financial information as of the Closing Date (the “Final CES Allocation Schedule” and the “Final EVM Allocation Schedule,” respectively). Each of Coinstar and Buyer shall prepare and file IRS Form 8594 (and any corresponding or similar state, local or foreign form), as applicable, in a manner consistent with the Final EVM Allocation Schedule then in effect.

(c) The parties agree not to take or cause to be taken any position or other action inconsistent with the Purchase Price Allocation, the Preliminary EVM Allocation Schedule or the Final EVM Allocation Schedule for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise clearly required by a determination (within the meaning of Section 1313(a) of the Code or any comparable provision of law). If it is determined under Section 7.6 that an indemnity payment is to be treated as an adjustment to the Purchase Price, Sellers and Buyer shall cooperate with each other in good faith to make any necessary adjustments to the Purchase Price Allocation, the Preliminary EVM Allocation Schedule and the Final EVM Allocation Schedule, which adjustments shall be made in a manner consistent with the Purchase Price Allocation, the Preliminary EVM Allocation Schedule and the Final EVM Allocation Schedule then in effect.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANIES

Except as is otherwise set forth in the Disclosure Schedules attached hereto as Exhibit 2 (the “Disclosure Schedules”), in order to induce Buyer to enter into and perform this Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the “Operative Documents”), the Sellers and Companies, jointly and severally, represent and warrant to Buyer as of the date of this Agreement as follows in this Article II.

Any item disclosed by any of the Sellers or the Companies in any part of the Disclosure Schedules to this Agreement shall be deemed to have been disclosed with respect to such other part of the Disclosure Schedules for which relevance to such other part of the Disclosure Schedules is reasonably apparent. The fact that any item or information has been included on any part of the Disclosure Schedules to this Agreement shall not be construed to establish, in whole or in part, that disclosure is required pursuant to any threshold or standard (including any standard of materiality) for purposes of the Disclosure Schedules or this Agreement.

2.1 Good Title

Sesame owns, beneficially and of record, 1,000 shares of common stock of CES, which constitutes 100% of the Shares. Coinstar owns 100% of the Interests. Such Shares and Interests are owned free and clear of any Encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities Laws), preemptive right, option or other right to acquire or purchase, and upon the consummation of the sale of such Shares and Interests as contemplated hereby, Buyer will have good title to such Shares and Interests, free and clear of any Encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities Laws), preemptive right, option or other right to acquire or purchase.

2.2 Authorization

Sellers and the Companies have all requisite corporate power and corporate authority, or all requisite limited liability company power and limited liability company authority, to enter into this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate acts or limited liability company acts (as applicable) and other proceedings required to be taken by Sellers and the Companies to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken and no other action on the part of Sellers or the Companies is necessary to authorize the execution and delivery of this Agreement by Sellers and the Companies, the performance by Sellers and the Companies of their obligations under this Agreement or the consummation by Sellers and the Companies of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Sellers and the Companies and constitutes the legal, valid and binding obligation of Sellers and the Companies, enforceable against Sellers and the Companies in accordance with its terms; provided that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

2.3 Organization and Authority

CES is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EVM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company Subsidiaries is the type of business entity set forth opposite such Company Subsidiary’s name in Section 2.3 of the Disclosure Schedules and is duly organized and validly existing under the laws of the state set forth opposite such Company Subsidiary’s name in Section 2.3 of the Disclosure Schedules. The Companies and the Company Subsidiaries have, as applicable, all requisite corporate power and authority or all requisite limited liability company power and authority to own, lease or otherwise hold their properties and assets as now owned, leased and used. Each of the Companies and the Company Subsidiaries is duly qualified to do business and is in good standing in each of the jurisdictions in which the character of the properties it occupies or leases or the nature of the business it conducts makes such qualification necessary, except where the failure to have such qualification or be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.4 No Conflict

The execution, delivery and performance by Sellers and the Companies of this Agreement and the other Operative Documents and the consummation by Sellers and the Companies of the transactions contemplated hereby will not, except as disclosed in Section 2.4 of the Disclosure Schedules, (a) violate or conflict with the Charters or Governing Documents of Sellers, the Companies or the Company Subsidiaries, (b) assuming satisfaction of any requirements imposed by the HSR Act, violate any provision of Law, rule or regulation to which Sellers, the Companies or the Company Subsidiaries are subject or violate or conflict with any Order, judgment, injunction or decree applicable to Sellers, the Companies or the Company Subsidiaries, (c) require any consent, approval or authorization of, or declaration, filing or registration with, any Person (except for the filing of any required report under the HSR Act and the expiration of the applicable waiting period thereunder, and except for consents and filings that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby), (d) violate, breach or constitute a default (or be determined to be an event which with the giving of notice or lapse of time, or both, would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of any of the Companies or the Company Subsidiaries under, or result in the payment of any fee or penalty or result in the creation of an Encumbrance on any of the properties or assets of any of the Companies or the Company Subsidiaries pursuant to, any provision of any agreement, contract, note, bond, mortgage, deed of trust, indenture, lease or other instrument binding on any of the Companies or the Company Subsidiaries or any license, franchise, permit or other similar authorization held by any of the Companies or the Company Subsidiaries, except in the case of this clause (d), for any such violation, conflict, default, right or Encumbrance that would not, individually or in the aggregate, have a Company Material Adverse Effect, or (e) (i) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which either Seller is a party or by which it is bound or to which any assets of either Seller is subject, or (ii) result in the creation of any Encumbrance upon the assets of either Seller, or upon any Shares or Interests or other securities of the Companies, except, in the case of this clause (e), for any such consent, approval, authorization, declaration, filing or registration that if not made or obtained would not, or for such default, acceleration, termination, modification or cancellation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of either Seller to consummate the transactions contemplated by this Agreement. Section 2.4 of the Disclosure Schedules sets forth an accurate and complete list of Material Contracts pursuant to which consents or waivers are required prior to the consummation of the transactions contemplated by this Agreement (whether or not subject to the exceptions set forth with respect to clauses (d) and (e)).

2.5 Capitalization

The authorized capital stock of CES consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are validly issued and outstanding, fully paid and nonassessable. The outstanding limited liability company membership interests of EVM are duly authorized and validly issued, fully paid and nonassessable. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which Sellers or the Companies are or may become obligated to issue any shares of capital stock or limited liability company interests, as applicable, of the Companies or any other securities convertible, exchangeable or exercisable for any such shares of capital stock or limited liability company interests, as applicable, and no equity securities of the Companies are reserved for issuance for any purpose.

2.6 Company Subsidiaries and Equity Interest

Section 2.6 of the Disclosure Schedules sets forth an accurate and complete list of the Subsidiaries of the Companies (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), setting forth for each Company Subsidiary the percentage of such Company Subsidiary owned by each of the Companies and whether such ownership is direct or indirect (and if indirect, the entity through which the respective Company owns such Company Subsidiary). Except for the Company Subsidiaries set forth in Section 2.6 of the Disclosure Schedules, the Companies do not have any subsidiaries and do not, directly or indirectly, own, beneficially or of record, any stock of, or any other direct or indirect equity interest in, any other corporation or business entity or any right (contingent or otherwise) to acquire an equity interest in any other corporation or business entity. Except as set forth in Section 2.6 of the Disclosure Schedules, the Companies are not members of any partnership or limited liability company, nor are they participants in any joint venture or similar arrangement constituting a valid legal entity.

2.7 Financial Statements

(a) Section 2.7 of the Disclosure Schedules sets forth the pro forma unaudited consolidated balance sheet of the Companies and the Company Subsidiaries as of December 31, 2008, and the related consolidated statement of income and retained earnings of the Companies and the Company Subsidiaries for the year then ended, together with the notes to such financial statements (collectively, the “Year End Financial Statements”). Section 2.7 of the Disclosure Schedules also sets forth the pro forma unaudited consolidated balance sheet of the Companies and the Company Subsidiaries as of June 30, 2009 (the “Balance Sheet Date”), and the related consolidated statement of income and retained earnings of the Companies and the Company Subsidiaries for the six-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared based upon the books and records of Coinstar and the financial statements of Coinstar relating to the Companies and the Company Subsidiaries and in accordance with the accounting policies and practices set forth on Section 2.7 of the Disclosure Schedules (the “Agreed Accounting Policies”). The Year-End Financial Statements (i) present fairly, in all material respects, the financial position of the Companies and the Company Subsidiaries as of December 31, 2008 and the results of operations of the Companies and the Company Subsidiaries for the year then ended, in conformity with generally accepted accounting principles (“GAAP”) (subject to the Agreed Accounting Policies), (ii) are accurate and complete (subject to the Agreed Accounting Policies), (iii) have been based on reasonable assumptions, accruals and allocations (as set forth in the Agreed Accounting Policies) and (iv) are derived from the books and records of Coinstar and the financial statements of Coinstar prepared in accordance with GAAP included in Coinstar’s filings under the Exchange Act. The Interim Financial Statements (i) present fairly, in all material respects, the financial position of the Companies and the Company Subsidiaries as of the Balance Sheet Date and the results of operations of the Companies and the Company Subsidiaries for the six-month period then ended, in conformity with GAAP (subject to the Agreed Accounting Policies) except for (A) normal year-end adjustments, and (B) the omission of footnote disclosures required by GAAP, (ii) are accurate and complete (subject to the Agreed Accounting Policies), (iii) have been based on reasonable assumptions, accruals and allocations (as set forth in the Agreed Accounting Policies) and (iv) are derived from the books and records of Coinstar and the financial statements of Coinstar prepared in accordance with GAAP included in Coinstar’s filings under the Exchange Act.

(b) As of August 31, 2009, the cash and cash equivalents on the unaudited consolidated balance sheet of the Companies and the Company Subsidiaries, prepared on a basis consistent with the cash and cash equivalents listed on the unaudited consolidated balance sheet of the Companies and the Company Subsidiaries in the Interim Financial Statements as of the Balance Sheet Date, were equal to at least the amount set forth in Section 2.7(b) of the Disclosure Schedules. To the Knowledge of the Sellers, the cash and cash equivalents of the Companies and the Company Subsidiaries have not materially changed since August 31, 2009 except for changes in connection with (i) the ordinary course operations of the Companies and the Company Subsidiaries since August 31, 2009, (ii) the cash contributions to be made by Coinstar to CES in connection with Closing as documented by a letter agreement with Buyer of even date herewith, and (iii) the cash deposits to be made by CES pursuant to the agreements contemplated by Sections 5.1.13 and 5.1.14 of this Agreement and the letter agreement with Buyer of even date herewith.

2.8 Absence of Changes or Events

Since the Balance Sheet Date, and except as set forth in Section 2.8 of the Disclosure Schedules, the Companies and the Company Subsidiaries have conducted their respective businesses and operations only in the ordinary course; neither the Companies nor the Company Subsidiaries have experienced a Company Material Adverse Effect; and neither the Companies nor the Company Subsidiaries have taken any action that would have required the consent of Buyer pursuant to Section 4.1.

2.9 Undisclosed Liabilities

To the Knowledge of the Sellers and the Companies, neither the Companies nor the Company Subsidiaries have any liabilities or obligations of a nature required by GAAP to be reflected on or disclosed in the footnotes to a consolidated balance sheet of the Companies and the Company Subsidiaries except for (a) liabilities disclosed, reflected or reserved against in the Financial Statements, (b) liabilities not required to be reflected on or disclosed in the footnotes to a consolidated balance sheet of the Companies and the Company Subsidiaries under the Agreed

Accounting Policies, (c) liabilities incurred after the date of such Financial Statements in the ordinary course of business, (d) the matters disclosed in or arising out of matters disclosed in Section 2.9 of the Disclosure Schedules or which are the subject of other representations and warranties set forth herein, (e) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby, and (f) liabilities or obligations which do not have a Company Material Adverse Effect.

2.10 Taxes

(a) Each of the Companies and the Company Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it (taking into account all applicable extensions), and all such Tax Returns were at the time they were filed correct and complete in all material respects, and (ii) paid or accrued (in accordance with GAAP) all material Taxes for which it is liable. There are no liens for Taxes on the assets of any of the Companies or the Company Subsidiaries, other than Permitted Encumbrances.

(b) There are no unexpired written waivers to extend the statute of limitations applicable to the assessment of any material Taxes for which any of the Companies or the Company Subsidiaries may be liable. No material audit or examination by any Governmental Entity is pending or, to the Companies’ Knowledge, threatened with respect to any Tax Return filed or required to be filed by any of the Companies or the Company Subsidiaries. No assessment or any deficiency for any Tax has been proposed in writing or, to the Companies’ Knowledge, threatened against any of the Companies or the Company Subsidiaries.

(c) Except as set forth in Section 2.10(c) of the Disclosure Schedules, none of the Companies or the Company Subsidiaries (i) is a party to any Tax allocation, sharing or similar agreement, other than customary agreements with customers, vendors, lessors and other third parties entered into in the ordinary course of business, (ii) has been a member of an affiliated group filing consolidated income Tax Returns under Section 1501 of the Code or any similar provision of state, local or foreign Law (other than the group the common parent of which was Coinstar), or (iii) has any present liability for Taxes of any Person (other than its own) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law.

(d) Neither EVM nor any Company Subsidiary that is wholly owned by EVM has filed an election pursuant to Treasury Regulations Section 301.7701-3 to be classified as an association taxable as a corporation.

2.11 Property

(a) The Companies and Company Subsidiaries have title to, or a valid, binding and enforceable leasehold interest in, all of their properties and assets (including valid leasehold interests in the Real Property described below and those properties or assets reflected on the Financial Statements or acquired by the Companies or the Company Subsidiaries since the Balance Sheet Date, except property sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), free and clear of all Encumbrances to which the Companies or the Company Subsidiaries are a party or of which the Sellers or Companies have Knowledge, of any nature whatsoever, except (i) those disclosed in the Financial Statements or Section 2.11(a) of the Disclosure Schedules, (ii) leasehold interests and licenses granted by the Companies or the Company Subsidiaries to third parties as disclosed in Section 2.11(a) of the Disclosure Schedules, and (iii) Permitted Encumbrances, none of which items referred to in clauses (i) through (iii) impair or detract from the continued use of the property to which they relate in the business of the Companies and the Company Subsidiaries as presently conducted, except for any of the foregoing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Neither the Companies nor the Company Subsidiaries own any fee simple interest in any Real Property.

(c) Set forth in Section 2.11(c) of the Disclosure Schedules is an accurate and complete list of leases of all Real Property leased by the Companies and the Company Subsidiaries as of the date hereof (the “Real Property Leases”). The Companies have made available to Buyer or its counsel accurate and complete copies of all written Real Property Leases and written summaries of the terms of any oral Real Property Leases. With respect to each Real Property Lease, (i) such lease is valid, binding and enforceable in accordance with its terms against the parties thereto and, to the Companies’ Knowledge, against any other Person with an interest in the Real Property that is the subject of such lease, (ii) the respective Company or Company Subsidiary has performed in all material respects all obligations imposed on it thereunder, and (iii) neither the respective Company or Company Subsidiary nor, to the Knowledge of the Sellers and the Companies, any other party thereto is in default thereunder, nor is there any event that with the giving of notice or lapse of time, or both, would constitute a material default thereunder by the respective Company or Company Subsidiary or, to the Knowledge of the Sellers and the Companies, by any other party. The Companies’ and the Company Subsidiaries’ offices and other structures and their personal property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and, to the Knowledge of the Sellers and the Companies, comply in all material respects with applicable safety and other Laws and regulations, except for such inconsistency, lack of good operating condition, inadequacy or noncompliance as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) There are no eminent domain, condemnation or other similar Proceedings pending or, to the Knowledge of the Sellers and the Companies, threatened against the Companies or the Company Subsidiaries or otherwise affecting any portion of the Real Property that would have a Company Material Adverse Effect, nor have the Sellers or the Companies received any notice of the same.

2.12 Intellectual Property

(a) Section 2.12(a) of the Disclosure Schedules sets forth an accurate and complete list of patents and patent applications, trademark and service mark registrations and applications for registration, copyright registrations and applications for registration and domain name registrations owned by the Companies and the Company Subsidiaries that are material to the business of the Companies. All issued trademark, service mark registrations, patents, copyright registrations and all domain name registrations set forth in Section 2.12(a) of the Disclosure Schedules are valid and subsisting and in full force and effect, and all renewals therefor and affidavits of continuing use have been filed on a timely basis.

(b) Except as described in Section 2.12(b) of the Disclosure Schedules, neither the Companies nor the Company Subsidiaries have any obligation to pay any royalties, license fees or other forms of compensation or consideration to any Person for the use of any of the material Intellectual Property used by Companies or Company Subsidiaries in connection with the conduct of their business and operations as currently conducted, except for software license fees. Neither the Companies nor the Company Subsidiaries have (i) entered into any agreement limiting their right to use any of their material Intellectual Property or (ii) granted any license to any Person for the use of any of their material Intellectual Property.

(c) Other than inbound “shrink-wrap,” “click-wrap” and similar generally available commercial binary code end-user licenses, Section 2.12(c) of the Disclosure Schedules lists all licenses to which any of the Companies or the Company Subsidiaries is a party with respect to any third party intellectual property rights. All such licenses are in full force and effect, and none of the Companies or the Company Subsidiaries is in breach of, nor has any Company or Company Subsidiary failed to perform under, any of the foregoing licenses, except for such breach or failure to perform that would not, individually or in the aggregate, have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any such license, except for such violations, breaches, modifications, cancellations, terminations or suspensions that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Except as set forth in Section 2.12(d) of the Disclosure Schedules, neither of the Companies has any Knowledge of any Claim being asserted by any third party that the operations of the Companies or the Company Subsidiaries infringe the intellectual property rights of such third party, except for any Claims that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Companies nor the Company Subsidiaries have any pending Claim that a third party has infringed any material Intellectual Property owned by the Companies or the Company Subsidiaries.

2.13 Contracts

2.13.1 Material Contracts

Section 2.13.1 of the Disclosure Schedules contains an accurate and complete list of, and the Companies have made available to Buyer accurate and complete copies of, every agreement in each of the following categories to which any of the Companies or the Company Subsidiaries are parties to or bound by (each, a “Material Contract”):

(a) employment or consulting agreements (excluding unwritten at-will employment arrangements and excluding any such contracts or arrangements (i) for which the total compensation for the following year is expected to be less than $150,000 per person and (ii) which are terminable by a Company or Company Subsidiary at will without liability to such

Company or Company Subsidiary, subject to the notice and severance policies of such Company or Company Subsidiary) or any severance agreements or “change of control,” “golden parachute,” or bonus or incentive compensation agreements with any employees, former employees, officers or directors or managers (as applicable) of the Companies and the Company Subsidiaries;

(b) employee collective bargaining agreements or other contracts with any labor union;

(c) leases, rentals, occupancy, installment and conditional sale agreements or similar agreements not made in the ordinary course of business under which a Company or Company Subsidiary is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party at an annual payment in excess of $250,000 and which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium;

(d) contracts not made in the ordinary course of business that involve the obligation of a Company or Company Subsidiary to purchase materials, supplies, equipment or services from others for payment of more than $250,000 and which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium;

(e) contracts (excluding purchase orders, sales orders or invoices) not made in the ordinary course of business that involve the sale of assets or properties of a Company or Company Subsidiary for more than $250,000 or the obligation of a Company or Company Subsidiary to deliver products or services to third parties for annual payment of more than $250,000 and which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium;

(f) contracts pursuant to which a Company or Company Subsidiary has acquired or agreed to acquire an equity interest in or all or substantially all of the assets or business of any other entity or Person;

(g) agreements, credit or financing instruments or contracts not made in the ordinary course of business under which a Company or Company Subsidiary has borrowed any money or issued any note, bond, indenture or other similar evidence of indebtedness or guaranteed indebtedness, liabilities or obligations of others, in each case for an amount in excess of $250,000 (other than endorsements for the purpose of collection in the ordinary course of business);

(h) mortgages, pledges, security agreements, deeds of trust or other documents, in each case granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) securing obligations in excess of $250,000;

(i) agreements that contain express restrictions that materially limit the ability of a Company or Company Subsidiary to conduct its business in the ordinary course and which are not terminable by a Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium;

(j) agreements between a Company or Company Subsidiary and any officer or director or manager (as applicable) of a Company or Company Subsidiary or any Affiliate of any such officer or director or manager (as applicable), except for employment arrangements in the ordinary course of business;

(k) partnership or joint venture agreements;

(l) contracts that require individual capital expenditures after the date hereof in an amount in excess of $250,000 (or $500,000 in the aggregate) and which are not terminable by the Company or Company Subsidiary on ninety (90) days’ notice without penalty or premium; or

(m) other contracts, including customer contracts, that involve aggregate annual payments of more than $500,000.

2.13.2 No Breach of Material Contracts

None of the Companies or the Company Subsidiaries has breached, violated or defaulted under any of the terms or conditions of any Material Contract to which such Company or Company Subsidiary is a party, except for such breaches, violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Material Contract is in full force and effect and, to the Knowledge of the Sellers and the Companies, is not subject to any default thereunder by any party obligated to any of the Companies or Company Subsidiaries pursuant thereto that would have a Company Material Adverse Effect.

2.14 Litigation

Section 2.14 of the Disclosure Schedules sets forth an accurate and complete list of each lawsuit, Claim, Proceeding or investigation instituted and served upon any of the Companies and the Company Subsidiaries or, to the Knowledge of the Sellers and the Companies, filed or threatened against any of the Companies or the Company Subsidiaries or any of their properties, assets, operations or businesses in the last three (3) years in which the damages claimed against the respective Company or Company Subsidiary exceed $250,000, or which challenge the legality of this Agreement or any action to be taken in connection herewith, other than ordinary course workers’ compensation Proceedings and other than any such lawsuits, Claims, Proceedings or investigations which are covered (subject to deductibles, co-payments, retentions, policy limits and the like) by insurance. Except as disclosed in Section 2.14 of the Disclosure Schedules, there are no judgments, Orders, decrees or injunctions of any Governmental Entity against or affecting any of the Companies or the Company Subsidiaries or any of their respective properties, assets, operations or businesses that have not been satisfied or resolved or for which any obligation of any of the Companies or the Company Subsidiaries remains to be fulfilled, including, but not limited to, payment of monetary damages, fines or penalties, or completion of any remedial corrective measures, that would, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Sellers and the Companies, none of the Companies or the Company Subsidiaries is in default under any judgment, Order or decree, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.15 Insurance

Set forth in Section 2.15 of the Disclosure Schedules hereto is an accurate and complete list of all policies of insurance held by, or the premiums on which are paid (in whole or in part) by, any of the Companies and the Company Subsidiaries. Except as set forth in Section 2.15 of the Disclosure Schedules, all such policies are in full force and effect, all premiums due and payable by the Companies or the Company Subsidiaries thereon have been paid in full or accrued on the Financial Statements and the respective Company or Company Subsidiary has not received any written notice of cancellation, amendment or dispute as to coverage with respect to any such policies.

2.16 Employee Benefit Plans

2.16.1 Employee Benefit Plan Listing and Documents

Section 2.16.1 of the Disclosure Schedules contains a complete and accurate list of all material employee benefit plans, policies and arrangements sponsored by any of the Companies or the Company Subsidiaries for the benefit of any current or former employee of any of the Companies or the Company Subsidiaries (the “Employee Benefit Plans”). The Companies have delivered or made available to Buyer, with respect to each Employee Benefit Plan (to the extent applicable thereto), true, correct and complete copies of (i) the plan document, as currently in effect, or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan; (ii) the most recent annual report (Form 5500 series and all schedules thereto) filed with respect to such Employee Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; and (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan.

2.16.2 Compliance

Each Employee Benefit Plan has been maintained and administered in accordance with its terms and in compliance with applicable Law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, except for such noncompliance as would not result in a Company Material Adverse Effect. To the Knowledge of the Sellers and the Companies, the Companies have not engaged in a prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to which they are reasonably likely to incur a material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. All contributions required to be made by the Companies to the Employee Benefit Plans have been made or provided for.

2.16.3 Qualification

Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS, (ii) has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype plan or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Knowledge of the Sellers and the Companies, nothing has occurred that would reasonably be expected to adversely affect the tax-qualified status of any such Employee Benefit Plan.

2.16.4 Pension Plans

Neither the Companies nor any ERISA Affiliate sponsors or contributes to or, at any time during the last six (6) years, has sponsored or contributed to, (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, or (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

2.16.5 Post-Termination Welfare Benefits

None of the Employee Benefit Plans provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any employee or former employee after his or her retirement or other termination of employment, and the Companies have never represented, promised or contracted (whether in written or oral form) to any employee or former employee that such benefits would be provided, except (i) to the extent required by applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) severance benefits, and (iii) conversion rights.

2.16.6 Suits, Claims and Investigations

There are no actions, suits or Claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers and the Companies, threatened with respect to (or against the assets of) any Employee Benefit Plan. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity and, to the Knowledge of the Sellers and the Companies, no such action is contemplated or under consideration by any Governmental Entity.

2.16.7 No Liability for Parent Plans

There exists no condition or set of circumstances under which the Companies and the Company Subsidiaries could incur any material liability with respect to any employee benefit plan sponsored by the Sellers (other than for contributions due to such plan for periods ending on or before the Closing Date).

2.17 Compliance With Applicable Laws

The Companies, the Company Subsidiaries and their properties and assets are in compliance with all applicable statutes, Laws, ordinances, rules and regulations of any Governmental Entity, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Sellers and the Companies and except as set forth in Section 2.17 of the Disclosure Schedules, none of the Companies or the Company Subsidiaries has received any written communication from any Governmental Entity that alleges that any of the Companies or the Company Subsidiaries are in violation of any applicable Law, rule or regulation, the substance of which communication has not been resolved, except for communications regarding violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.18 Licenses; Permits

To the Knowledge of the Sellers and the Companies and except as set forth in Section 2.18 of the Disclosure Schedules, all governmental licenses, permits or authorizations of the Companies and the Company Subsidiaries are validly held by or issued to the Companies and the Company Subsidiaries and are in full force and effect, and the Companies and the Company Subsidiaries have complied with all requirements in connection therewith, except where the failure to hold such licenses, permits or authorizations or to comply with such requirements would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Sellers and the Companies, there are no pending or threatened Proceedings seeking to limit, modify or rescind any material licenses, permits or other authorizations, and the same will not be subject to suspension, modification or revocation or require the transfer or reissuance by any Governmental Entity as a result of this Agreement or the consummation of the transactions contemplated hereby, except where any such failures to hold or comply or any such suspensions would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Sellers and the Companies, the Companies and the Company Subsidiaries have all of the governmental licenses, permits or authorizations that are required to carry on the Entertainment Business as now conducted, except where the failure to obtain such licenses, permits or authorizations would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.19 Entertainment Business

Except as set forth in Section 2.19 of the Disclosure Schedules, the Companies and the Company Subsidiaries own the assets and hold the legal rights necessary to carry on the Entertainment Business as now conducted by the Companies and the Company Subsidiaries.

2.20 Environmental Matters

To the Knowledge of the Sellers and the Companies, the Companies and the Company Subsidiaries have complied with and are in compliance in all material respects with all federal, state and local statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to them or any of their properties, assets, operations or business relating to environmental protection, including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of solid waste and hazardous waste (“Environmental Laws”), except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Sellers and the Companies and except as set forth in Section 2.20 of the Disclosure Schedules, none of the Sellers, the Companies or the Company Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Laws with respect to the Companies, the Company Subsidiaries or the Entertainment Business. None of the Companies or the Company Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance in a manner that could give rise or could reasonably be foreseen to give rise to liabilities, including any liability for response costs, corrective action costs, personal injuries, natural resource damages or attorneys’ fees or any investigative, corrective action or remedial obligations pursuant to any Environmental Law, except for liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Sellers and the Companies, none of the following exists at any of the Real Property: (a) underground storage tanks; (b) friable asbestos-containing material; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills or open dumps, surface impoundments or hazardous waste disposal areas.

2.21 Employee and Labor Matters

Except as set forth in Section 2.21 of the Disclosure Schedules, none of the Companies or the Company Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to Persons employed by the Companies and the Company Subsidiaries, and no collective bargaining agreement is being negotiated by the Companies or the Company Subsidiaries. Except as set forth in Section 2.21 of the Disclosure Schedules, there is no labor strike, or organized labor dispute, or material work stoppage or lockout actually pending or, to the Knowledge of the Sellers and the Companies, threatened against or affecting the Companies or the Company Subsidiaries. To the Knowledge of the Sellers and the Companies, (a) the Companies and the Company Subsidiaries are in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, occupational safety, discrimination, immigration, and the payment of social security and payroll-related taxes; (b) there are no charges against the Companies or the Company Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (c) there is no unfair labor practice charge or complaint against the Companies or the Company Subsidiaries pending or, to the Knowledge of the Sellers and the Companies, threatened before the National Labor Relations Board or any comparable state agency, except where any such noncompliance, charge or complaint would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.22 Transactions With Certain Persons

Except as set forth in Section 2.22 of the Disclosure Schedules, no officer or director or manager (as applicable) of the Companies or the Company Subsidiaries nor any Affiliate of any such Person nor any member of any such Person’s immediate family is a party to any contract, agreement, transaction or other arrangement with the Companies or the Company Subsidiaries (a) providing for the furnishing of services (except in such Person’s capacity as an officer, director, manager or employee), (b) providing for the rental of real or personal property to or from any such Person, (c) providing for a loan or advance of funds to or from any such Person, or (d) otherwise requiring payments (other than for services as an officer, director, manager or employee) to or from any such Person.

2.23 Company Books and Records

The Companies have furnished to Buyer for examination accurate and complete copies of (a) the Charter and Governing Document of each of the Companies and the Company Subsidiaries as currently in effect, including all amendments thereto, (b) the minute books of each of the Companies and the Company Subsidiaries, and (c) the stock and interest transfer books (as applicable) of the Companies and the Company Subsidiaries.

2.24 No Broker or Finder

Except as set forth in Section 2.24 of the Disclosure Schedules, none of the Sellers, the Companies or the Company Subsidiaries has any liability or obligation to pay any fees or commissions to any investment banker, broker, finder or financial advisor with respect to the transactions contemplated by this Agreement.

2.25 Current Assets and Liabilities

Neither the Companies nor the Company Subsidiaries have distributed or caused to be distributed to Sellers or any Affiliate of any Seller, whether by dividend, distribution, payment of principal, payment of interest or otherwise, any cash or cash equivalent since the Balance Sheet Date.

2.26 Bank Accounts

Section 2.26 of the Disclosure Schedules sets forth a true, correct and complete list of the names and locations of each bank or other financial institution at which the Companies or the Company Subsidiaries have an account (including the account numbers for each account) or safe deposit box (the “Bank Accounts”), contact information for the banking representative for such Bank Accounts, and the names of all authorized signatories for each Bank Account.

2.27 No Other Representations and Warranties

Except for the representations and warranties contained in this Article II, none of the Sellers, Companies or the Company Subsidiaries makes any other representations or warranties, written or oral, statutory, express or implied. Buyer acknowledges that, except as expressly provided in this Agreement, none of the Sellers, Companies or the Company Subsidiaries has made, and each of the Sellers, Companies and Company Subsidiaries hereby expressly disclaims and negates, and Buyer hereby expressly waives, any representation or warranty, express or implied, at common law, by statute, or otherwise relating to, and Buyer hereby expressly waives and relinquishes any and all rights, claims and causes of action against each of the Sellers, Companies and the Company Subsidiaries and their Affiliates and Representatives in connection with, the accuracy, completeness or materiality of, any information, data, estimates, projections, forward-looking statements, forecasts, plans or other materials (written or oral) heretofore furnished to Buyer and its Representatives by or on behalf of any of the Sellers, Companies or the Company Subsidiaries.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

To induce the Companies and Sellers to enter into and perform this Agreement and the other Operative Documents, Buyer represents and warrants to the Companies and Sellers as of the date of this Agreement as follows in this Article III.

3.1 Organization and Authority

Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has all requisite corporate power and corporate authority to own, lease or otherwise hold its properties and assets as now owned, leased and used and to carry on its business as presently conducted.

3.2 Authorization

Buyer has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken and no other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations under this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms; provided that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

3.3 No Conflict

The execution, delivery and performance by Buyer of this Agreement and the other Operative Documents and the consummation by Buyer of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (a) violate or conflict with the governing documents of Buyer, (b) assuming satisfaction of any requirements imposed by the HSR Act, violate or constitute a default under any provision of Law, rule or regulation to which Buyer is subject or violate, conflict with or constitute a default under any Order, judgment, injunction or decree applicable to Buyer, (c) require any consent, approval or authorization of, or declaration, filing or registration with, any Person (except for the filing of any required report under the HSR Act and the expiration of the applicable waiting period thereunder, and except for consents and filings that, if not obtained or made, would not, individually or in the aggregate, have a Buyer Material Adverse Effect or a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby), or (d) violate, breach or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer under, or result in the creation of an Encumbrance on any of the properties or assets of Buyer pursuant to, any provision of any agreement, contract, note, bond, mortgage, indenture, lease or other instrument binding on Buyer or any license, franchise, permit or other similar authorization held by Buyer, except in the case of this clause (iii), for any such violation, conflict, default, right or lien that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

3.4 Financing

Buyer has existing cash balances that are sufficient to pay the amounts to be paid to Seller and other parties under this Agreement and the fees and expenses incurred by Buyer in connection with the transactions contemplated hereby.

3.5 Accredited Investor; Agreement Intent

Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Shares are being acquired by Buyer pursuant to this Agreement solely for its own account, for investment only and not with a view to any public distribution thereof.

3.6 Access to Counsel; Due Diligence Review

Buyer represents and warrants that it has had full and ample opportunity to consult with any legal counsel or other advisors it deemed necessary or desirable regarding the transactions contemplated by this Agreement. Buyer has been solely responsible for its own due diligence investigation of the Company and the Company Subsidiaries and the Entertainment Business conducted by the Companies and the Company Subsidiaries, as well as its analysis of the merits and risks of the transactions contemplated by this Agreement, and is not relying on any other Person’s analysis or investigation of the Company or the Company Subsidiaries or the Entertainment Business conducted by the Companies and the Company Subsidiaries, or the merits and risks of the transactions contemplated by this Agreement, other than professional advisors, including legal counsel, employed specifically by Buyer.

3.7 Litigation; Decrees

There are no lawsuits, Claims, Proceedings, investigations, injunctions, judgments, Orders or decrees pending or threatened which challenge or seek to enjoin or delay this Agreement or the transactions contemplated hereby or that would materially adversely affect Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

3.8 Tax Matters

Neither Buyer nor any beneficial owner of capital stock or any other interest in Buyer has any current plan or intention to take (or cause or permit to be taken) any action that reasonably could be expected to cause Buyer to be treated as other than a purchasing corporation (within the meaning of Section 338(d)(1) of the Code) for purposes of the Section 338 Elections (including, without limitation, a downstream merger of Buyer into CES, a merger of Buyer into another entity, a liquidation of Buyer or any other disposition of the Shares and the Note following the Closing Date).

ARTICLE IV - COVENANTS

4.1 Interim Operations

During the period (if any) from the date of this Agreement to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1 (except (w) as may be required by Law, (x) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement, or (z) as set forth in Section 4.1 of the Disclosure Schedules), the business of the Companies and the Company Subsidiaries shall be conducted only in the ordinary course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Sellers and the Companies shall use commercially reasonable efforts to (i) preserve intact the Companies’ and the Company Subsidiaries’ current business organization and (ii) preserve the Companies’ and the Company Subsidiaries’ relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement, or (z) as set forth in Section 4.1 of the Disclosure Schedules, prior to the Closing Date, the Companies and the Company Subsidiaries will not, and the Sellers will not cause the Companies or the Company Subsidiaries to:

(a) sell, pledge, dispose of or encumber any of their significant assets, except inventory or obsolete or excess equipment sold in the ordinary course of business consistent with past practice;

(b) with respect to the Companies, issue, sell, pledge or dispose of any additional shares or interests (as applicable), or any options, warrants or rights of any kind to acquire any shares or interests (as applicable) with respect to the Companies;

(c) cause, or take or omit to take any action to allow, any Material Contract to lapse (other than in accordance with its terms), to be modified in any materially adverse respect or otherwise to become impaired in any material manner with respect to the Companies or the Company Subsidiaries;

(d) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(e) incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others except in the ordinary course of business consistent with past practice;

(f) make any material increase in compensation to any Company or Company Subsidiary employees or any material change in personnel policies, employee benefits or other compensation arrangements affecting the employees of the Companies or the Company Subsidiaries, other than in the ordinary course of business consistent with past practice;

(g) take any action to institute any new severance or termination pay practices with respect to any of their directors or managers (as applicable), officers or employees or to increase the benefits payable under their severance or termination pay practices except to the extent that any such increase is payable prior to or concurrently with the Closing;

(h) adopt or amend, in any material respect, except as contemplated hereby or as may be required by applicable Law or Order, any Employee Benefit Plan;

(i) make or pay any dividend, distribution or interest or principal payment with respect to the Shares, Interests or Note, or make any payment under the Intercompany Credit Agreement by and between Coinstar and CES dated June 4, 2009 or the Services Agreement by and between CES and Coinstar dated June 4, 2009;

(j) make any change in accounting practices or policies except as required by GAAP; or

(k) agree or otherwise commit to take any of the actions described in the foregoing.

4.2 Access to Information

The Sellers and Companies shall afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Buyer reasonable access, in a manner not disruptive to the operations of the business of the Sellers or the Companies, during normal business hours and upon reasonable notice throughout the period prior to the Closing Date, to the properties, books and records of the Companies and the Company Subsidiaries and, during such period, shall furnish promptly to such Representatives all information concerning the business, properties and personnel of the Companies and the Company Subsidiaries in each case as may reasonably be requested and necessary to consummate the transactions contemplated by this Agreement (and not to conduct further due diligence or other investigation of the Companies or the Company Subsidiaries). Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 4.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement. The Confidentiality/Nondisclosure Agreement, dated April 20, 2009 (the “Confidentiality Agreement”), between Sellers, the Companies and Buyer shall apply with respect to information furnished by the Sellers, Companies and the Company Subsidiaries and their respective officers, employees and other Representatives hereunder.

4.3 No Alternative Transactions

Unless this Agreement shall have been terminated in accordance with its terms, Sellers and the Companies shall not, directly or indirectly, through any officer, director or manager (as applicable), agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, any of the Companies or any business combination with the Companies, or participate in any negotiations regarding, or furnish to any other Person any confidential information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

4.4 Notification of Certain Matters

During the period (if any) from the date of this Agreement to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1, each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or incorrect in any material respect, (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) any change or development that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect.

4.5 Press Releases

Except for any notice required by Law, no party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties; provided, however, that (a) nothing contained in this Agreement shall prevent a party from promptly making all filings with any Governmental Entity as may in such party’s judgment be required or advisable under applicable Law, and (b) nothing contained in this Agreement shall prevent the Sellers, Companies or the Company Subsidiaries from communicating with their employees, vendors, lenders and others with whom the Sellers, Companies and the Company Subsidiaries do business about the transactions contemplated by this Agreement so long as the price, terms, conditions and the identity of Buyer are not disclosed in any such communication.

4.6 Tax Matters

(a) Each Seller shall prepare and file, or cause to be prepared and filed, all consolidated, combined or unitary Income Tax Returns (including any such amended Income Tax Returns) with respect to which such Seller or one of its Affiliates (other than any of the Companies or the Company Subsidiaries) is the common parent that include any of the Companies or the Company Subsidiaries, and shall pay or cause to be paid all Taxes to which such Income Tax Returns relate.

(b) Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns (other than Tax Returns described in Section 4.6(a)) of each of the Companies and the Company Subsidiaries required to be filed after the Closing Date but which relate to Pre-Closing Tax Periods, and shall pay or cause to be paid all Taxes to which such Tax Returns relate. Such Tax Returns shall be prepared in a manner consistent with past practices of the Companies and the Company Subsidiaries. Buyer shall provide all such Tax Returns to Coinstar for review and comment at least thirty (30) days prior to the due date for filing such Tax Returns (including any applicable extensions), and Buyer shall not file or permit any such Tax Return to be filed without Coinstar’s prior written consent, which shall not be unreasonably withheld or delayed. On or prior to the due date for filing any Tax Return prepared by Buyer pursuant to this Section 4.6(b),

Coinstar shall pay to Buyer, in cash or by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to any Pre-Closing Taxes due and payable with respect any such Tax Return, as calculated in a manner consistent with Section 4.6(h).

(c) All transfer, documentary, sales (including bulk sales), use, stamp, registration, conveyance, real estate excise, license, duties and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and all the expenses of filing all applicable Tax Returns and other documentation with respect to all such Transfer Taxes shall be borne by Buyer. Buyer shall cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, one or both Sellers shall join in the execution of any such Tax Returns and other documentation. The parties further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.

(d) Each of the parties shall, at its own expense, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the generality of the foregoing, within sixty (60) days of the Closing Date, Buyer shall prepare and make available to Coinstar summary accounting trial balances, apportionment factors, and other information necessary to complete Income Tax Returns described in Section 4.6(a).

(e) Sesame or Coinstar, as applicable, shall control the conduct, through its counsel, of any audit or administrative or judicial proceeding with respect to any consolidated, combined or unitary Income Tax Return of such party or its Affiliates that includes any of the Companies or the Company Subsidiaries; provided, however, that neither Sesame nor Coinstar shall enter into any settlement or compromise of such audit or proceeding which reasonably could be expected to have the effect of increasing the Income Tax liability of Buyer for Tax periods beginning after the Closing Date without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned). Buyer shall control all other audit or administrative or judicial proceedings with respect to Taxes of the Companies and the Company Subsidiaries; provided, however, that Buyer shall not enter into any settlement or compromise of such audit or proceeding which reasonably could be expected to have the effect of increasing any Taxes for which either Seller is responsible under this Agreement without the prior written consent of such Seller (which consent shall not be unreasonably withheld, delayed or conditioned). Buyer shall not (and shall not cause or permit any of the Companies or the Company Subsidiaries to) amend any Tax Return for any Pre-Closing Tax Periods that includes any of the Companies or the Company Subsidiaries without the prior written consent of Coinstar, which consent may be withheld in its sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, in the event of a conflict between the procedures set forth in this Section 4.6(e) and Section 7.5, the provisions of this Section 4.6(e) shall govern.

(f) All Tax sharing or similar agreements, if any, between either Seller or its Affiliates, on the one hand, and any of the Companies or the Company Subsidiaries, on the other hand, shall be terminated as of the Closing Date and shall have no further effect.

(g) Section 338(h)(10) Elections.

(i) Coinstar and Buyer shall join together in making an election under Section 338(h)(10) of the Code and any comparable election under state, local or foreign Law with respect to the purchase and sale of the Shares and the Note (and the deemed purchase and sale of any shares of any Company Subsidiary for which an election under Section 338(h)(10) of the Code, and any comparable election under state, local or foreign Law, is available) (the “Section 338 Elections”). On or prior to the Closing Date, Coinstar shall prepare and deliver to Buyer properly completed copies of Form 8023 (and any corresponding or similar forms under state, local or foreign Law), and all attachments required to be filed therewith pursuant to applicable Treasury regulations. Buyer agrees to execute and deliver to Coinstar on or prior to the Closing Date any such forms for filing by Coinstar. Coinstar agrees to furnish Buyer with a copy of any such forms and attachments that Coinstar files with the IRS.

(ii) Buyer and Coinstar agree to cooperate fully with each other in the making of the Section 338 Elections and shall take (or cause to be taken) all actions necessary and appropriate to effectuate and preserve timely Section 338 Elections in accordance with applicable Law. Buyer and Coinstar agree not to take (or cause to be taken) any action that reasonably could be expected to cause the Section 338 Elections to become invalid or ineffective under applicable Law. Except as provided in Section 4.6(g)(i), in connection with making the Section 338 Elections under applicable Law, Buyer shall prepare and deliver to Coinstar a complete set of forms and any additional data or materials (including any allocation of purchase price as required under the Code) required to be filed (the “Section 338 Forms”) at least 60 days prior to the due date for filing such forms for Coinstar’s review and approval, not to be unreasonably withheld, delayed or conditioned. Buyer shall consider in good faith any reasonable comments of Coinstar with respect to such Section 338 Forms. The Section 338 Elections and the Section 338 Forms shall be prepared in a manner consistent with the Purchase Price Allocation described under Section 1.4 and the Final CES Allocation Schedule. Buyer and Coinstar shall file all Tax Returns in a manner consistent with the Section 338 Elections and the Section 338 Forms.

(h) For purposes of this Agreement, in respect of any Tax period that begins on or before the Closing date and ends after the Closing Date (a “Straddle Period”), Taxes shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date, (A) in the case of Taxes based on or measured by income, sales, gross receipts, wages, transfers or other taxable events, on the basis of an interim closing of the books as of the close of business on the Closing Date, and (B) in the case of any other Tax, pro rata on the basis of the number of days in such Straddle Period.

4.7 Retention Incentive Payments

Sellers shall make the payments set forth on Section 4.7 of the Disclosure Schedules to the extent payable in connection with the Closing.

4.8 Removal of Signatories

Sellers shall cooperate with Buyer to remove or cause to be removed all authorized signatories to the Bank Accounts as set forth in Section 2.26 of the Disclosure Schedules as soon as practicable after the Closing, and shall cooperate with Buyer to effectuate the transfer of the Bank Accounts to Buyer as soon as practicable after the Closing.

4.9 Resignation of Officers and Directors

Sellers shall cause each officer and director or manager, as applicable, of the Companies and the Company Subsidiaries to tender such officer or director’s resignation of each such position, effective as of the Closing, except for the officers of Sugarloaf Amusement Vending, S. de R.L. de C.V., a Mexican limited liability company (“Sugarloaf”).

4.10 Commercially Reasonable Efforts

(a) Except as set forth in Section 4.10 of the Disclosure Schedules, upon the terms and subject to the conditions set forth in this Agreement, the Sellers, Companies and Buyer shall each use their commercially reasonable efforts to promptly, unless prohibited by Law, (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by the Sellers, Companies, the Company Subsidiaries, Buyer or any of its Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Sellers, Companies and Buyer will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other parties in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other parties the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, Order or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Buyer shall pay all filing fees required in connection with any filings of any party under the HSR Act with respect to the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, neither of the Sellers nor the Companies shall be obligated to take any action pursuant to this Section 4.10(a) if in the opinion of its board of directors or managers, as applicable, after consultation with its counsel such actions would be inconsistent with the directors’ or managers’ (as applicable) fiduciary duties to such Seller or Company under, or otherwise violate, applicable Law.

(b) As permitted by Law, each of the Sellers, Companies and Buyer shall give prompt notice to the other parties of any written notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

4.11 Post-Closing Cooperation

After the Closing Date, each party hereto shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by another party in order to give effect to the transactions contemplated by this Agreement.

4.12 Names, Signage and Labels

Notwithstanding any provision of this Agreement to the contrary:

(a) Neither Buyer nor its Subsidiaries nor any Affiliate thereof shall, as a result of the transactions contemplated by this Agreement, acquire any rights, title or interest in or to, and Buyer will not use or employ in any manner, and will cause its Subsidiaries and Affiliates not to use or employ in any manner, the Seller Retained Names. For purposes of this Agreement, “Seller Retained Names” means “Coinstar” and any variation thereof, including but not limited to “Coinstar Entertainment Services,” and “4th Wall” and any variation thereof, including but not limited to “4th Wall Management.”

(b) Buyer will remove the Seller Retained Names from all assets, properties and all other items related to the Entertainment Business as conducted by the Companies and the Company Subsidiaries as soon as practicable after the Closing Date, but in any event within ninety (90) days after the Closing Date. The Buyer may not publicly use, and will cause its Subsidiaries and Affiliates not to publicly use, any business records without first removing or obliterating all portrayals or references to any of the Seller Retained Names contained in such records. Notwithstanding the foregoing, Buyer may continue to use inventory existing as of the Closing containing the Seller Retained Names for a period of 12 months after the Closing Date.

(c) Sellers may change the names of any of the Companies and the Company Subsidiaries at any time prior to Closing to the extent such names include any of the Seller Retained Names; provided, however, that Sellers agree to reasonably cooperate with Buyer to effect such name changes using replacement names as designated by Buyer.

4.13 Intercompany Obligations

In connection with the consummation of the transactions contemplated by this Agreement, any intercompany obligations (other than the Note) of (a) the Companies and the Company Subsidiaries payable to Coinstar and Coinstar’s Subsidiaries (other than the Companies and the Company Subsidiaries) and (b) Coinstar and Coinstar’s Subsidiaries (other than the Companies and the Company Subsidiaries) payable to the Companies and the Company Subsidiaries shall be cancelled and of no further force or effect as of the Closing.

4.14 Insurance

Coinstar shall use commercially reasonable efforts to obtain for Buyer the benefit of Coinstar’s insurance policies (other than its crime and special risk insurance policies) for claims for Losses relating to the Entertainment Business that (a) are made prior to the Closing or arise out of events that occur prior to the Closing and (b) are covered by Coinstar’s insurance policies in effect at the time of Closing; provided, however, that with respect to any such claims, the Companies and Company Subsidiaries shall remain liable for all obligations to pay, and shall pay, all portions of such Losses that are otherwise required to be paid by the insured under applicable insurance policies with respect to self-insured amounts, retention, deductibles and the like. Buyer agrees to cooperate with Coinstar with respect to all such claims, which cooperation shall include but not be limited to: access to personnel, access to files and data related to employees and the Companies, prompt notification of any such claims and implementation of common claims management practices designed to mitigate costs (employee outreach, light duty, etc.). Coinstar shall not be liable for and shall have no obligation with respect to claims related to events that occur after the Closing or are not otherwise covered by Coinstar’s insurance policies in effect at the time of Closing.

4.15 Delivery of Original Stock Certificates and Note

At the Closing or as soon as practicable after the Closing Date, but in any event within five (5) days after the Closing Date, Sellers shall deliver or cause to be delivered to Buyer original stock certificates representing the Shares and other issued and outstanding shares of capital stock of the Company Subsidiaries, as applicable, and the original Note.

ARTICLE V - CONDITIONS TO OBLIGATIONS AT CLOSING

5.1 Conditions to Obligations of Buyer

All obligations of Buyer at the Closing are subject at Buyer’s option to the satisfaction prior to or at the Closing Date of each of the following conditions, each of which may be waived only in writing signed by Buyer.

5.1.1 Accuracy of Representations and Warranties

Each of the representations and warranties of the Companies and Sellers (including applicable Exhibits and Disclosure Schedules) shall have been true and correct in all material respects when made, and except (a) for changes contemplated by this Agreement, (b) to the extent that such representations and warranties speak as of an earlier date or only with respect to a specific period of time (which representations and warranties need only be true and correct as of such date or with respect to such period), and (c) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

5.1.2 Performance of Covenants and Conditions

Sellers and the Companies shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

5.1.3 Required Consents

All Required Consents set forth in Section 5.1.3 of the Disclosure Schedules shall have been obtained and delivered to Buyer.

5.1.4 Sellers’ Officer’s Certificates

Buyer shall have received from each Seller a certificate, dated as of the Closing Date, executed on behalf of such Seller by a duly authorized officer of such Seller, certifying that the conditions set forth in Section 5.1.1 and Section 5.1.2 have been satisfied.

5.1.5 Seller Secretary’s Certificates

Buyer shall have received from each of the Sellers a certificate, dated as of the Closing Date, executed on behalf of the respective Seller by its secretary or a comparable officer of the Seller, attaching complete and correct copies of resolutions of the board of directors authorizing the execution and delivery of this Agreement and the other Operative Documents.

5.1.6 FIRPTA Certificate

Each of the Sellers shall have delivered to Buyer, pursuant to Section 1445 of the Code, a certificate of non-foreign status in a form reasonably acceptable to Buyer.

5.1.7 Termination of Regulatory Waiting Periods

The waiting periods under the HSR Act and all applicable foreign Laws, if any, prior to consummation of the sale of the Shares and the Interests shall have expired or been terminated.

5.1.8 Absence of Litigation or Order

No Proceeding by a Governmental Entity or other Person shall be pending, and no injunction or other Order shall be in effect, that constitutes a Company Material Adverse Effect, provided that this Section 5.1.8 may not be invoked by Buyer if any such Proceeding, injunction or other Order was (a) solicited or encouraged by or instituted as a result of any act or omission of Buyer, or (b) disclosed in Section 2.14 of the Disclosure Schedules hereto.

5.1.9 No Company Material Adverse Effect

Except as set forth in Section 5.1.9 of the Disclosure Schedules, no Company Material Adverse Effect shall have occurred since the date of this Agreement.

5.1.10 Delivery of Shares and Interests

Sesame shall have delivered an assignment separate from certificate effectively transferring ownership of the Shares to Buyer, and Coinstar shall have delivered documents effectively transferring ownership of the Interests to Buyer.

5.1.11 Delivery of Note

Coinstar shall have delivered documents effectively transferring Coinstar’s right, title and interest in the Note to Buyer.

5.1.12 Transition Services Agreement

Coinstar shall have delivered to Buyer an executed counterpart to a transition services agreement, in substantially the form of Exhibit 5.1.12 hereto (the “Transition Services Agreement”).

5.1.13 PHH Agreements

Coinstar shall have delivered to Buyer counterparts executed by each of PHH Vehicle Management Services, LLC and/or its designated Affiliate(s) (“PHH”), Coinstar and CES to (i) the PHH Guaranteed Lease Assumption Agreement, (ii) the PHH Puerto Rico Guaranteed Lease Assumption Agreement and (iii) a memorandum of understanding regarding the leasing, purchase and/or servicing of vehicles in a form approved by each of Buyer and Coinstar.

5.1.14 Ryder Assignment and Assumption Agreement

Coinstar shall have delivered to Buyer (i) a counterpart executed by Ryder Truck Rental, Inc. (“Ryder”), Coinstar and CES to the Ryder Assignment and Assumption Agreement, (ii) a counterpart executed by Ryder and CES to a security deposit agreement in a form approved by each of Buyer and Coinstar, and (iii) a counterpart executed by Ryder and CES to an amendment to a truck lease and service agreement in a form approved by each of Buyer and Coinstar.

5.1.15 Penske Assignment and Assumption Agreement

Coinstar shall have delivered to Buyer a counterpart executed by Penske Truck Leasing Co., L.P. (“Penske”), Coinstar and CES to the Penske Assignment and Assumption Agreement.

5.1.16 Officer and Director Resignations

Buyer shall have received a resignation from each officer and director or manager, as applicable, of each Company and Company Subsidiary effective as of the Closing, except for the officers of Sugarloaf.

5.1.17 Insurance Coverage

Buyer shall have obtained adequate insurance coverage with respect to the Entertainment Business being acquired by Buyer in form and substance satisfactory to Coinstar, or shall have made mutually acceptable arrangements with Sellers pursuant to which Sellers’ insurance coverage shall continue and provide coverage to Buyer until Buyer obtains such insurance coverage.

5.1.18 Other Documents

Buyer shall have received from each of the Sellers and the Companies such other documents or instruments reasonably requested by Buyer necessary to consummate the transactions contemplated by this Agreement.

5.2 Conditions to Obligations of the Companies and Sellers

All obligations of the Companies, Coinstar and Sellers at the Closing are subject at Coinstar’s option to the satisfaction prior to or at the Closing Date of each of the following conditions, each of which may be waived only in writing signed by Coinstar.

5.2.1 Accuracy of Representations and Warranties

Each of the representations and warranties of Buyer shall have been true and correct when made and, except (a) for changes contemplated by this Agreement, (b) to the extent that such representations and warranties speak as of an earlier date or only with respect to a specific period of time (which representations and warranties need only be true and correct as of such date or with respect to such period), and (c) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Buyer Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

5.2.2 Performance of Covenants and Conditions

Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

5.2.3 Buyer’s Officer’s Certificate

Sellers shall have received from Buyer a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer, certifying that the conditions set forth in Section 5.2.1 and Section 5.2.2 have been satisfied.

5.2.4 Termination of Regulatory Waiting Periods

The waiting periods under the HSR Act and all applicable foreign Laws, if any, prior to consummation of the sale of the Shares shall have expired or been terminated.

5.2.5 Absence of Litigation or Order

No Proceeding by a Governmental Entity seeking to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and no injunction or other Order shall be pending, provided that this Section 5.2.5 may not be invoked by the Companies or Sellers if any such Proceeding, injunction or other Order was solicited or encouraged by or instituted as a result of any act or omission of the Companies or Sellers.

5.2.6 Closing Payment

Sellers shall have received from Buyer the Purchase Price described in Section 1.3.

5.2.7 Section 338 Elections

Coinstar shall have received from Buyer executed copies of IRS Form 8023 and any corresponding or similar forms under state, local or foreign Law and all attachments required to be filed therewith that have been provided by Coinstar to Buyer for Buyer’s execution in accordance with Section 4.6(g).

5.2.8 Transition Services Agreement

Buyer shall have delivered to Coinstar an executed counterpart to the Transition Services Agreement.

5.2.9 PHH Agreements

Coinstar shall have delivered to Buyer counterparts executed by each of PHH, Coinstar and CES to (i) the PHH Guaranteed Lease Assumption Agreement acceptable to Buyer, (ii) the PHH Puerto Rico Guaranteed Lease Assumption Agreement acceptable to Buyer and (iii) a memorandum of understanding regarding the leasing, purchase and/or servicing of vehicles in a form approved by each of Buyer and Coinstar.

5.2.10 Ryder Assignment and Assumption Agreement

Coinstar shall have delivered to Buyer (i) a counterpart executed by Ryder, Coinstar and CES to the Ryder Assignment and Assumption Agreement acceptable to Buyer, (ii) a counterpart executed by Ryder and CES to a security deposit agreement in a form approved by each of Buyer and Coinstar, and (iii) a counterpart executed by Ryder and CES to an amendment to a truck lease and service agreement in a form approved by each of Buyer and Coinstar.

5.2.11 Penske Assignment and Assumption Agreement

Coinstar shall have delivered to Buyer a counterpart executed by Penske, Coinstar and CES to the Penske Assignment and Assumption Agreement acceptable to Buyer.

5.2.12 [Reserved]

5.2.13 Insurance Coverage

Buyer shall have obtained adequate insurance coverage with respect to the Entertainment Business being acquired by Buyer in form and substance satisfactory to Coinstar, or shall have made mutually acceptable arrangements with Sellers pursuant to which Sellers’ insurance coverage shall continue and provide coverage to Buyer until Buyer obtains such insurance coverage.

5.2.14 Other Documents

Sellers and the Companies shall have received from Buyer such other documents or instruments reasonably requested by Sellers or the Companies necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VI - TERMINATION, AMENDMENT AND WAIVER

6.1 Termination

This Agreement may only be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing as follows:

(a)	by mutual written agreement of Sellers and Buyer;

(b)	by Sellers or Buyer:

(i) if the Closing shall not have occurred on or prior to September 8, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(ii) if any Governmental Entity having jurisdiction over any of the Companies, Sellers or Buyer shall have issued an Order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not have complied with its obligations under Section 4.10(a);

(c) by Sellers in the event of a material Breach by Buyer of any representation, warranty or agreement of Buyer contained herein, provided Sellers have notified Buyer in writing of the Breach and the Breach has not been cured or is not curable by the Termination Date;

(d) by Buyer in the event of a material Breach by any of the Companies or Sellers of any representation, warranty or agreement of the Companies or Sellers, as applicable, contained herein, provided Buyer has notified Sellers in writing of the Breach and the Breach has not been cured or is not curable by the Termination Date;

(e) by Sellers, by giving written notice to Buyer at any time, if satisfaction of any of the conditions set forth in Section 5.2 prior to or on the Termination Date is or becomes impossible (other than through the failure of the Companies or Sellers to comply with their obligations under this Agreement); or

(f) by Buyer, by giving written notice to Sellers at any time, if satisfaction of any of the conditions set forth in Section 5.1 prior to or on the Termination Date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement).

6.2 Effect of Termination and Abandonment

In the event of the termination of this Agreement pursuant to this Article VI, this Agreement shall become void and of no force or effect with no liability on the part of any party hereto (or of any of its respective directors, managers, officers, shareholders, members or Affiliates); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any Breach of this Agreement prior to such termination; and provided further, that the provisions of Section 8.10(a) shall remain in full force and effect.

6.3 Amendment

This Agreement may be amended by the mutual written agreement of Buyer and Sellers at any time.

6.4 Waiver; Consents

At any time prior to the Closing, the Companies and Sellers, on the one hand, or Buyer, on the other hand, may, with respect to such other party, (a) extend the time for the performance of any obligation or other act, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, and any such extension, waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of Sellers, Companies or Buyer, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.4.

ARTICLE VII - SURVIVAL AND INDEMNIFICATION

7.1 Survival

All representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date (the “Survival Period”). The covenants and agreements hereto that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

7.2 Indemnification by Seller

Subject to the limitations set forth in this Article VII, from and after the Closing, Sellers shall jointly and severally indemnify and hold Buyer and its officers, directors, employees, agents and Affiliates (each, a “Buyer Indemnified Party” and, together, the “Buyer Indemnified Parties”) harmless from and against, and shall reimburse the Buyer Indemnified Parties for, any and all losses, damages, debts, liabilities, diminution of value, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, costs or expenses (including, but not limited to, any reasonable legal or accounting fees or expenses) (“Losses”) arising out of:

(a) any Breach of any representation or warranty made by or on behalf of the Companies or Sellers in this Agreement or in any other Operative Document;

(b) any Breach by the Companies or Sellers of any covenant or other obligation in this Agreement or in any other Operative Document; and

(c) any and all Pre-Closing Taxes, to the extent such Pre-Closing Taxes exceed the amount, if any, set forth as a liability on the Financial Statements.

7.3 Indemnification by Buyer

Subject to the limitations set forth in this Article VII, from and after the Closing, Buyer shall indemnify and hold each Seller and its respective officers, directors, employees, agents and Affiliates (each, a “Seller Indemnified Party” and, together, the “Seller Indemnified Parties”) harmless from and against, and shall reimburse the Seller Indemnified Parties for, any and all Losses arising out of:

(a) any Breach of any representation or warranty made by or on behalf of the Buyer in this Agreement or in any other Operative Document; and

(b) any Breach by the Buyer of any covenant or other obligation in this Agreement or in any other Operative Document.

7.4 Limitation on Liability

(a) Except as provided in Section 7.4(b) below, Sellers’ maximum aggregate liability under Section 7.2 shall be limited to an amount equal to the Purchase Price.

(b) The limitation on liability in Section 7.4(a) shall not apply with respect to Losses based on (i) fraud, any Breach of any representation or warranty with respect to U.S. federal Income Taxes contained in Section 2.10 (Taxes) or any Pre-Closing Taxes as provided in Section 7.2(c), for which Sellers’ maximum aggregate liability in each case shall be unlimited, or (ii) Claims under Section 7.2(b) for Breach of any covenant, for which Sellers’ maximum aggregate liability shall be limited to an amount equal to $250,000.

7.5 Procedure for Indemnification

(a) An Indemnified Party shall give written notice (the “Claim Notice”) of any Indemnification Claim (i) in the case of an Indemnification Claim against Buyer, to Buyer and (ii) in the case of an Indemnification Claim against Sellers, to Sellers, reasonably promptly, but in any event (A) prior to expiration of any Survival Period for such Indemnification Claim and (B) if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (a “Third Party Claim”), within forty-five (45) days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the failure or delay to so notify the party that is required to provide indemnification (the “Indemnifying Party”) under subsection 7.5(a)(ii)(B) shall not relieve the Indemnifying Party of any obligation or liability that the Indemnifying Party may have to the Indemnified Party, unless, and then only to the extent that, the Indemnifying Party demonstrates that the Indemnifying Party’s ability to defend or resolve such Indemnification Claim is adversely affected thereby. Any such Claim Notice shall describe in reasonable detail the facts and circumstances on which the asserted Indemnification Claim is based and specify the amount of such Indemnification Claim if then ascertainable.

(b) Unless the Indemnifying Party contests in writing given to the Indemnified Party within thirty (30) days of receipt by the Indemnifying Party of a Claim Notice that Losses identified in such Claim Notice constitute indemnifiable Claims, the Indemnified Party shall, subject to the other terms of this Article VII, be paid the amount of the Losses related to such

Indemnification Claim or the uncontested portion thereof. An Indemnifying Party shall not object to any Indemnification Claim unless (i) it believes in good faith that the Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein or (ii) it lacks sufficient information to assess the validity of the Indemnification Claim. If the Indemnifying Party objects to an Indemnification Claim on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any specific additional information reasonably necessary for it to assess such Indemnification Claim, and the Indemnified Party shall, to the extent the Indemnified Party reasonably can, provide the additional information reasonably requested. Upon receipt of such additional information, the Indemnifying Party shall review it as soon as reasonably practicable and notify the Indemnified Party of any withdrawal or modification of the objection. All disputed Indemnification Claims shall be resolved by Buyer and Sellers in accordance with either (A) a mutual agreement between Buyer and Sellers, which shall be memorialized in writing, or (B) the final decision of a court or other trier of fact.

(c)(i) The Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within fifteen (15) days after receipt of a Claim Notice relating to a Third Party Claim, to assume the defense or handling of such Third Party Claim at the Indemnifying Party’s sole expense, in which case the provisions of Section 7.5(c)(ii) shall govern.

(ii) The Indemnifying Party shall select counsel to conduct the defense or handling of such Third Party Claim reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall defend or handle such Third Party Claim in consultation with the Indemnified Party and in such manner as is reasonable under the circumstances and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of, or consent to the entry of any judgment with respect to, any Third Party Claim, which consent will not be unreasonably withheld, unless (A) there is no finding or admission of any violation of any federal, state, local or foreign Laws, rules, regulations, ordinances, decrees or Orders and there is no effect on any other Claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the terms of the settlement or judgment are confidential pursuant to a confidentiality agreement that is reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in but not control the defense or handling of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), agree to a settlement of any Third Party Claim that is being defended and handled by the Indemnifying Party pursuant to this Section 7.5(c)(ii).

(d)(i) If (A) the Indemnifying Party does not give written notice to the Indemnified Party within fifteen (15) days after receipt of the Claim Notice from the Indemnified Party of a Third Party Claim that the Indemnifying Party has elected to assume the defense or handling of such Third Party Claim or (B) the Indemnified Party has reasonably determined, upon advice of counsel, that having common counsel with the Indemnifying Party would present such counsel with a conflict of interest, then the provisions of Section 7.5(d)(ii) shall govern.

(ii) The Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably satisfactory to the Indemnifying Party to defend or handle such Third Party Claim in consultation with the Indemnifying Party and in a manner that is reasonable under the circumstances; provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim. The Indemnified Party shall not agree to a settlement of, or consent to the entry of any judgment to, such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in but not control the defense of such Third Party Claim with its own counsel and at its own expense.

7.6 Tax Treatment of Indemnity Payments

Any indemnity payment made under this Agreement shall not be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required under applicable Law. Any and all determinations as to the Tax treatment of any such indemnity payment under applicable Law shall be made at Sellers’ expense by an independent accounting firm or independent tax counsel selected by Sellers’ and reasonably acceptable to Buyer (the “Tax Advisor”). All determinations made by the Tax Advisor under this Section 7.6 shall be conclusive and binding on both Sellers’ and Buyer and Sellers’ shall cause the Tax Advisor to provide its determination to Sellers and Buyer.

7.7 Reduction of Losses

The amount of Losses otherwise eligible for indemnification under this Article VII shall be reduced by (a) the amount of any insurance proceeds actually recovered by an Indemnified Party in respect thereof, including pursuant to Section 4.14, (b) any Tax-related benefits that the Indemnified Party is reasonably expected to realize as a result of the incurrence of such Losses, and (c) any actual recovery from third Persons (less the fees and expenses incurred to obtain such proceeds). Notwithstanding anything to the contrary in this Agreement, no indemnification shall be made by Sellers with respect to any Losses covered by insurance policies of the Buyer, the Companies or the Company Subsidiaries, and Buyer shall be required to make applicable claims on such insurance policies prior to seeking indemnification from Seller hereunder. To the extent that Sellers indemnify Buyer for Losses hereunder and any of the Buyer, the Companies or the Company Subsidiaries subsequently collects insurance proceeds with respect to the claim upon which Seller’s indemnification was based, Buyer shall reimburse Sellers the amount of the Losses for which Sellers indemnified Buyer within five (5) business days of receipt of such insurance proceeds.

7.8 Exclusive Remedy

Notwithstanding anything contained in this Agreement to the contrary, after Closing, absent fraud, the indemnification provisions of this Article VII will be the sole and exclusive remedy of the Buyer Indemnified Parties for Breach of any representation, warranty or covenant contained in this Agreement or in any Operative Document and for any claim arising from this Agreement, any Operative Document or the transactions contemplated hereby.

7.9 No Duplication

Any liability for indemnification pursuant to this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant or agreement.

7.10 Mitigation

Buyer and Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify another party under this Article VII, including by making commercially reasonable efforts to mitigate, whether by seeking claims against a third party, an insurer or otherwise, and to resolve any such claim or liability.

7.11 No Consequential Damages

No party shall be liable to the other parties for any special, indirect, incidental or consequential damages resulting from Breach of any representation, warranty or covenant contained in this Agreement or in any Operative Document or for any claim arising from this Agreement, any Operative Document or the transactions contemplated hereby.

ARTICLE VIII - MISCELLANEOUS

8.1 Notices

All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, sent by commercial delivery service or certified mail, return receipt requested, or transmitted by facsimile, (c) deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service or on the return receipt, or the date of facsimile confirmation, and (d) addressed as follows:

If to CES (prior to Closing):	Coinstar Entertainment Services Inc. c/o Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004 Attention: Donald R. Rench, General Counsel Facsimile: (425) 943-8090

With copies (which shall not constitute notice) to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attention: Lynn E. Hvalsoe Facsimile: (206) 359-9000

If to EVM (prior to Closing):	Entertainment Vending Management, LLC c/o Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004 Attention: Donald R. Rench, General Counsel Facsimile: (425) 943-8090

With copies (which shall not constitute notice) to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attention: Lynn E. Hvalsoe Facsimile: (206) 359-9000

If to Sesame:	Sesame Holdings, Inc. c/o Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004 Attention: Donald R. Rench, General Counsel Facsimile: (425) 943-8090

With copies (which shall not constitute notice) to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attention: Lynn E. Hvalsoe Facsimile: (206) 359-9000

If to Coinstar:	Coinstar, Inc. 1800 114th Avenue SE Bellevue, WA 98004 Attention: Donald R. Rench, General Counsel Facsimile: (425) 943-8090

With copies (which shall not constitute notice) to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attention: Lynn E. Hvalsoe Facsimile: (206) 359-9000

If to Buyer:	National Entertainment Network, Inc. 397 South Taylor Avenue Louisville, CO 80027 Attention: Kevin J. Wall Facsimile:

and Gerhardt Law Office 143 West Franklin Street Circleville, Ohio 43113 Attention: Richard L. Gerhardt Facsimile: (740) 474-7576

With copies (which shall not constitute notice) to:	McDonald Hopkins LLC 600 Superior Avenue, East, Suite 2100 Cleveland, Ohio 44114 Attention: David D. Watson Facsimile: (216) 348-5474

or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 8.1.

8.2 Assignment; Benefit and Binding Effect

No party to this Agreement may assign any rights or delegate any obligations under this Agreement prior to Closing without the prior written consent of the other parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

8.3 Further Assurances

The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

8.4 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington.

8.5 Waiver of Jury Trial

Each party hereto hereby irrevocably waives all right to trial by jury in any action, Proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

8.6 Headings

The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

8.7 Interpretation

Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless otherwise indicated to the contrary herein by the context or use thereof, the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof.

8.8 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.9 Entire Agreement

The Disclosure Schedules and all Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. This Agreement (including all Disclosure Schedules and Exhibits hereto), the Confidentiality Agreement and the other Operative Documents constitute the entire understanding and agreement among the parties with respect to the subject matter hereof and supersede all prior negotiations between the parties with respect to the subject matter hereof.

8.10 Expenses; Attorneys’ Fees

(a) Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses, except as otherwise expressly set forth hereunder.

(b) Notwithstanding any provision of this Agreement to the contrary, in the event legal action is instituted to interpret or enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party’s costs and attorneys’ fees, including, without limitation, all costs and fees that are incurred in any trial or on any appeal.

8.11 Specific Performance

Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

8.12 Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. “Transmitted Copies” will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

ARTICLE IX - DEFINITIONS

9.1 Definitions

As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Affiliate”: Means (a) any Person directly or indirectly controlling, controlled by or under common control with another Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of another Person, (c) any officer, director, partner, manager or member of an entity, (d) if such other Person is an officer, director, partner, manager or member, any entity for which such Person acts in any such capacity, and (e) the spouse and the natural or adopted lineal ancestors or descendants of an individual, and trusts for the benefit of a Person and/or any of the foregoing.

“Agreed Accounting Policies”: Is defined in Section 2.7.

“Agreement”: Is defined in the Preamble.

“Balance Sheet Date”: Is defined in Section 2.7.

“Bank Account”: Is defined in Section 2.26.

“Breach” or “Breached”: A “Breach” of a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any Operative Document will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any Operative Document will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach or failure.

“Buyer”: Is defined in the Preamble.

“Buyer Indemnified Party” and “Buyer Indemnified Parties”: Are defined in Section 7.2.

“Buyer Material Adverse Effect”: Means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Buyer, or (2) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Buyer to consummate the transactions contemplated by this Agreement, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, (ii) changes in general economic or political conditions or the financial, credit or securities markets (to the extent Buyer is not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (to the extent Buyer is not disproportionately affected thereby), (iv) changes affecting generally the industries in which Buyer conducts business (to the extent Buyer is not disproportionately affected thereby), or (v) any outbreak or escalation of hostilities or war or any act of terrorism (to the extent Buyer is not disproportionately affected thereby).

“CES”: Is defined in the Preamble.

“Charter”: Means, with respect to Coinstar, the Amended and Restated Certificate of Incorporation of Coinstar, Inc., dated July 11, 1997, with respect to Seller, the Amended and Restated Certificate of Incorporation of ACMI Holdings, Inc., dated July 7, 2004; with respect to EVM, the Certificate of Formation of EVM, dated September 28, 2005; with respect to CES, the Amended and Restated Certificate of Incorporation of American Coin Merchandising, Inc., dated February 11, 2002, as amended by the Certificate of Amendment of Certificate of Incorporation, dated January 23, 2006; with respect to Adventure Vending Inc., the Articles of Incorporation of Adventure Vending Inc., dated September 16, 2005; with respect to Folz Vending, Inc., the Certificate of Incorporation of FVFN Acquisition Corp., dated January 13, 2003, as amended by the Certificate of Amendment of the Certificate of Incorporation of FVFN Acquisition Corp., dated April 16, 2003; with respect to ACMI Asia Inc., the Articles of Incorporation of ACMI Asia Inc. dated October 28, 2005; with respect to Southwest Entertainment Vending Inc., the Articles of Incorporation of Southwest Entertainment Vending Inc., dated June 3, 2005; with respect to Sugarloaf, the Contrato de Sociedad between American Coin Merchandising, Inc. and Folz Vending, Inc., dated June 9, 2004; and with respect to 4th Wall Management LLC, the Articles of Organization of Best Venders Amusement, LLC, dated May 23, 2003, as amended by the Amendment of Articles of Organization for a Limited Liability Company, dated July 26, 2006.

“Claim”: Means any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, suit, violation, proceeding, arbitration, hearing or investigation.

“Claim Notice”: Is defined in Section 7.5(a).

“Closing”: Is defined in Section 1.2.

“Closing Date”: Is defined in Section 1.2.

“Code”: Means the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, as in effect from time to time.

“Coinstar”: Is defined in the Preamble.

“Company” and “Companies”: Are defined in the Preamble.

“Company Material Adverse Effect”: Means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Companies and the Company Subsidiaries, taken as a whole, or (2) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Sellers and the Companies to consummate the transactions contemplated by this Agreement, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, the identity of Buyer or actions by Buyer, the Companies or the Company Subsidiaries required to be taken pursuant to this Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships), (ii) changes in general economic or political conditions or the financial, credit or securities markets (to the extent the Companies and the Company Subsidiaries are not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (to the extent the Companies and the Company Subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Companies and the Company Subsidiaries conduct business (to the extent the Companies and the Company Subsidiaries are not disproportionately affected thereby), or (v) any outbreak or escalation of hostilities or war or any act of terrorism (to the extent the Companies and the Company Subsidiaries are not disproportionately affected thereby).

“Company Subsidiary” and “Company Subsidiaries”: Are defined in Section 2.6.

“Confidentiality Agreement”: Is defined in Section 4.2.

“Disclosure Schedules”: Is defined in the first paragraph of Article II.

“Employee Benefit Plans”: Is defined in Section 2.16.1.

“Encumbrance”: Means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, standard security, assignation in security or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party (other than customary rights of first refusal and tag, drag and similar rights in joint venture agreements) with respect to such securities.

“Entertainment Business”: Means the business of owning, leasing and operating skill-crane machines, bulk vending machines, kiddie rides, coin-operated video games and other coin-operated amusement vending machines.

“Environmental Laws”: Is defined in Section 2.20.

“ERISA”: Is defined in Section 2.16.2.

“ERISA Affiliate”: Means any business or entity that must be aggregated with either of the Companies under Section 414(b), (c), (m) or (o) of the Code.

“EVM”: Is defined in the Preamble.

“Exchange Act”: Means the Securities Exchange Act of 1934, as amended.

“Exhibits”: Means the Exhibits hereby incorporated into and made a part of this Agreement for all purposes.

“Final CES Allocation Schedule”: Is defined in Section 1.4(b).

“ Final EVM Allocation Schedule”: Is defined in Section 1.4(b).

“Financial Statements”: Is defined in Section 2.7.

“FIRPTA”: Means Foreign Investment in Real Property Tax Act.

“GAAP”: Is defined in Section 2.7.

“Governing Document”: Means, with respect to Coinstar, the Amended and Restated Bylaws of Coinstar, Inc., dated April 3, 2008, with respect to Seller, the Amended and Restated Bylaws of Sesame Holdings, Inc., dated November 17, 2008; with respect to EVM, the Amended and Restated Operating Agreement of EVM, LLC, dated November 4, 2005; with respect to CES, the Amended and Restated Bylaws of Coinstar Entertainment Services Inc., dated November 17, 2008; with respect to Adventure Vending Inc., the Bylaws of Adventure Vending Inc., dated September 19, 2005; with respect to Folz Vending, Inc., the Amended and Restated Bylaws of Folz Vending, Inc., dated November 17, 2008; with respect to ACMI Asia Inc., the

Bylaws of ACMI Asia Inc., dated November 30, 2005; with respect to Southwest Entertainment Vending Inc., the Bylaws of Southwest Entertainment Vending Inc., dated June 3, 2005; with respect to Sugarloaf, the Estatutos contained in the Contrato de Sociedad between American Coin Merchandising, Inc. and Folz Vending, Inc., dated June 9, 2004; and with respect to 4th Wall Management LLC, the Amended and Restated Operating Agreement of Best Vendors Amusement, LLC, dated November 4, 2005.

“Governmental Entity”: Means a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau or other authority or instrumentality, domestic or foreign, including the Food and Drug Administration and any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“HSR Act”: Means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and in effect.

“Income Taxes”: Means any and all Taxes that are imposed on or measured by (i) net income or net profits, (ii) net worth or capital, or (iii) multiple bases, if at least one of the bases is described in clauses (i) or (ii). For purposes of this Agreement, the term Income Taxes includes, without limitation, any U.S. federal income Taxes.

“Income Tax Returns”: Means any Tax Returns relating to Income Taxes, including, without limitation, any U.S. federal income tax returns.

“Indebtedness”: Means, of any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, but not to the extent that such obligations are reflected as accounts payable in the current liabilities of the Companies and the Company Subsidiaries in the Financial Statements, (d) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, and (e) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnification Claim”: Means any Claim(s) for indemnification under Article VII.

“Indemnified Party”: Means a Buyer Indemnified Party or Seller Indemnified Party, as the case may be.

“Indemnifying Party”: Is defined in Section 7.5(a).

“Intellectual Property”: Means all of the following, to the extent owned by or licensed to the Companies or the Company Subsidiaries or which the Companies and the Company Subsidiaries (a) have a right to own or license and (b) use in their business: (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (ii) trademarks, service marks, trade names, trade dress, logos, Internet domain name registrations, corporate names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (iii) copyrightable works, copyrights, Website content, and other rights of authorship, and any applications, registrations and renewals in connection therewith, worldwide; (iv) trade secrets and any other confidential business and technical information, including user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, formulations, compositions, production and labeling processes and techniques, research and development information, technical data, specifications, schematics and know-how; (v) to the extent not covered by clauses (i) through (iv), software and Websites (including all related computer code and content); (vi) creative materials, advertising, marketing and promotional materials (including those materials submitted to a Governmental Entity for approval), studies, reports, data (including marketing and industry data), and other printed and written materials; (vii) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (viii) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Interests”: Is defined in the Recitals.

“Interest Purchase Price”: Is defined in Section 1.3(a).

“IRS”: Means the United States Internal Revenue Service.

“Knowledge”: With respect to the Sellers and the Companies, means the knowledge of Dan Peck and Steve Schiff.

“Law”: Means any domestic or foreign constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any decision, decree, injunction, judgment, order, ruling or assessment of any Governmental Entity or any arbitrator.

“Losses”: Is defined in Section 7.2.

“Material Contract”: Is defined in Section 2.13.1.

“Note”: Is defined in the Recitals.

“Note Purchase Price”: Is defined in Section 1.3(a).

“Operative Documents”: Is defined in the first paragraph of Article II.

“Order”: Means any award, decision, restriction, settlement, agreement, injunction, restraining order, judgment, decree, writ, order, regulation, rule, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Penske”: Is defined in Section 5.1.15.

“Penske Assignment and Assumption Agreement”: Means an assignment and assumption agreement in a form approved by each of Buyer and Coinstar for the lease of the vehicles used by Coinstar, leased to CES by Penske.

“Permitted Encumbrance”: Means with respect to all Real Property and personal property (as the case may be) (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanic’s liens and similar liens for labor, materials or supplies provided with respect to such property incurred in the ordinary course of business for amounts which are not due and payable; (c) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business conducted thereon; and (e) rights of the landlords and property owners under the applicable leases.

“Person”: Means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Entity and any other legal entity.

“PHH”: Is defined in Section 5.1.13.

“PHH Guaranteed Lease Assumption Agreement”: Means an assignment and assumption agreement in a form approved by each of Buyer and Coinstar for the lease of the vehicles used in connection with the Entertainment Business, leased to Coinstar by PHH.

“PHH Puerto Rico Guaranteed Lease Assumption Agreement”: Means an assignment and assumption agreement in a form approved by each of Buyer and Coinstar for the lease of the vehicles used in connection with the Entertainment Business, leased to Coinstar by PHH.

“Pre-Closing Taxes”: Means any and all Taxes (i) of the Companies and the Company Subsidiaries relating to all Pre-Closing Tax Periods, (ii) of any member of an affiliated group of which the Companies or the Company Subsidiaries (or predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), and (iii) of any Person imposed on the Companies or any of the Company Subsidiaries as a transferee or successor, by contract, or otherwise, which Taxes relate to a transaction or event occurring on or before the Closing Date.

“Pre-Closing Tax Periods”: Means, collectively, all Tax periods ending on or prior to the Closing Date and all Straddle Periods with respect to that portion thereof ending on the Closing Date.

“Preliminary CES Allocation Schedule”: Is defined in Section 1.4(b).

“Preliminary EVM Allocation Schedule”: Is defined in Section 1.4(b).

“Proceeding”: Means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“Purchase Price”: Is defined in Section 1.3.

“Purchase Price Allocation”: Is defined in Section 1.4(a).

“Real Property”: Means all real property and interests in real property and rights of any kind in or to real property, including, but not limited to, all fee estates, leaseholds and subleaseholds, purchase options or rights, easements, licenses and sublicenses, entitlements, rights to access, rights of way, rights of ingress and egress, permits, mineral rights, all buildings and other improvements and fixtures thereon, and all other real property rights, interests and appurtenances.

“Real Property Leases”: Is defined in Section 2.11(c).

“Representatives”: Is defined in Section 4.2.

“Required Consents”: Means the consents set forth in Section 5.1.3 of the Disclosure Schedules.

“Ryder”: Is defined in Section 5.1.14.

“Ryder Assignment and Assumption Agreement”: Means an assignment and assumption agreement in a form approved by each of Buyer and Coinstar for the lease of the trucks used in connection with the Entertainment Business, leased to Coinstar by Ryder.

“Section 338 Elections”: Is defined in Section 4.6(g)(ii).

“Section 338 Forms”: Is defined in Section 4.6(g)(i).

“Securities Act”: Means the Securities Act of 1933, as amended.

“Seller” and “Sellers”: Is defined in the Preamble.

“Seller Indemnified Party” and “Seller Indemnified Parties”: Are defined in Section 7.3.

“Seller Retained Names”: Is defined in Section 4.12(a).

“Sesame”: Is defined in the Preamble.

“Shares”: Is defined in the Recitals.

“Share Purchase Price”: Is defined in Section 1.3(a).

“Straddle Period”: Is defined in Section 4.6(h).

“Subsidiary” or “Subsidiaries”: Means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Sugarloaf”: Is defined in Section 4.9.

“Survival Period”: Is defined in Section 7.1.

“Tax” or “Taxes”: Means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duty or fee, other import duty or fee, real property, personal property, abandoned and unclaimed property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor”: Is defined in Section 7.6.

“Tax Returns”: Means any return, declaration, report, refund claim, information return, statement or other similar document relating to Taxes and filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Termination Date”: Is defined in Section 6.1(b)(i).

“Third Party Claim”: Is defined in Section 7.5(a).

“Transfer Taxes”: Is defined in Section 4.6(c).

“Transition Services Agreement”: Is defined in Section 5.1.12.

“Transmitted Copies”: Is defined in Section 8.12.

[Signatures on following page]

SIGNATURE PAGES TO STOCK AND INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties named above have executed this Agreement as of the date first above written.

CES:

COINSTAR ENTERTAINMENT SERVICES INC.

By:	/s/ Daniel W. Peck
Name:	Daniel W. Peck
Title:	President

EVM:

ENTERTAINMENT VENDING MANAGEMENT, LLC

By:	/s/ John C. Harvey
Name:	John C. Harvey
Title:	CFO of Coinstar, Inc.,
sole member/manager of Entertainment
Vending Management, LLC

SESAME:

SESAME HOLDINGS, INC.

By:	/s/ John C. Harvey
Name:	John C. Harvey
Title:	Chief Financial Officer

COINSTAR:

COINSTAR, INC.

By:	/s/ John C. Harvey
Name:	John C. Harvey
Title:	Chief Financial Officer

S-1

BUYER:

NATIONAL ENTERTAINMENT NETWORK, INC.

By:	/s/ Kevin J. Wall
Name:	Kevin J. Wall
Title:	President/CEO

S-2